United States securities and exchange commission logo





                      July 14, 2023

       Lu Lv
       Chief Financial Officer
       Sunlands Technology Group
       Building 4-6, Chaolai Science Park, No. 36
       Chuangyuan Road, Chaoyang District
       Beijing, 100012, the People   s Republic of China

                                                        Re: Sunlands Technology
Group
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 27,
2022
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 25,
2023
                                                            File No. 01-38423

       Dear Lu Lv:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Li He